SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  ------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No. 2)


                             Target Logistics, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   876123 10 0
                                 (CUSIP Number)

                                 ---------------


-------------------------------------------------                       --------------------------------------------------
CUSIP No.   876123 10 0                                    13G            Page     2     of      11      Pages
          -------------------------------------                                ---------    ------------
-------------------------------------------------                       --------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   Wrexham Aviation Corp.                               52-1703231
-----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a) |_|
                                                                                          (b) |_|

-----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-----------------------------------------------------------------------------------------------------------------------------
                         5        SOLE VOTING POWER
        NUMBER                             0
          OF
        SHARES
     BENEFICIALLY
        OWNED
          BY
         EACH
      REPORTING
        PERSON
         WITH
                       ------------------------------------------------------------------------------------------------------
                         6        SHARED VOTING POWER
                                           5,959,790
                       ------------------------------------------------------------------------------------------------------
                         7        SOLE DISPOSITIVE POWER
                                           0
                       ------------------------------------------------------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                           5,646,958
-----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   5,959,790
-----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*
                                                                                                                   |-|
-----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   56.2%
-----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
                   CO
-----------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------                       --------------------------------------------------
CUSIP No.   876123 10 0                                    13G            Page     3     of     11       Pages
          -------------------------------------                                ---------    ------------
-------------------------------------------------                       --------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   TIA, Inc.                          56-1587147
-----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a) |_|
                                                                                          (b) |_|

-----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-----------------------------------------------------------------------------------------------------------------------------
                         5        SOLE VOTING POWER
        NUMBER                             5,226,958
          OF
        SHARES
     BENEFICIALLY
        OWNED
          BY
         EACH
      REPORTING
        PERSON
         WITH
                       ------------------------------------------------------------------------------------------------------
                         6        SHARED VOTING POWER
                                           732,832
                       ------------------------------------------------------------------------------------------------------
                         7        SOLE DISPOSITIVE POWER
                                           5,226,958
                       ------------------------------------------------------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                           420,000
-----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   5,959,790
-----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*
                                                                                                                   |-|
-----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   56.2%
-----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
                   CO
-----------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------                       --------------------------------------------------
CUSIP No.   876123 10 0                                    13G            Page     4     of      11      Pages
          -------------------------------------                                ---------    ------------
-------------------------------------------------                       --------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   Richard A. Swirnow                                   ###-##-####
-----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a) |_|
                                                                                          (b) |_|

-----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
-----------------------------------------------------------------------------------------------------------------------------
                         5        SOLE VOTING POWER
        NUMBER                             0
          OF
        SHARES
     BENEFICIALLY
        OWNED
          BY
         EACH
      REPORTING
        PERSON
         WITH
                       ------------------------------------------------------------------------------------------------------
                         6        SHARED VOTING POWER
                                           5,959,790
                       ------------------------------------------------------------------------------------------------------
                         7        SOLE DISPOSITIVE POWER
                                           0
                       ------------------------------------------------------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                           5,646,958
-----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   5,959,790
-----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*
                                                                                                                   |-|
-----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   56.2%
-----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
                   IN
-----------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------                       --------------------------------------------------
CUSIP No.   876123 10 0                                    13G            Page     5     of     11       Pages
          -------------------------------------                                ---------    ------------
-------------------------------------------------                       --------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   Caribbean Freight System, Inc.                       56-1710207
-----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a) |_|
                                                                                          (b) |_|

-----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-----------------------------------------------------------------------------------------------------------------------------
                         5        SOLE VOTING POWER
        NUMBER                             420,000
          OF
        SHARES
     BENEFICIALLY
        OWNED
          BY
         EACH
      REPORTING
        PERSON
         WITH
                       ------------------------------------------------------------------------------------------------------
                         6        SHARED VOTING POWER
                                           0
                       ------------------------------------------------------------------------------------------------------
                         7        SOLE DISPOSITIVE POWER
                                           420,000
                       ------------------------------------------------------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                           0
-----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   420,000
-----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*
                                                                                                                   |-|
-----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   5.1%
-----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
                   CO
-----------------------------------------------------------------------------------------------------------------------------




-------------------------------------------------                       --------------------------------------------------
CUSIP No.   876123 10 0                                    13G            Page     6     of     11       Pages
          -------------------------------------                                ---------    ------------
-------------------------------------------------                       --------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                   Swirnow Airways Corp.                       52-1230049
-----------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a) |_|
                                                                                          (b) |_|

-----------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
-----------------------------------------------------------------------------------------------------------------------------
                         5        SOLE VOTING POWER
        NUMBER                             0
          OF
        SHARES
     BENEFICIALLY
        OWNED
          BY
         EACH
      REPORTING
        PERSON
         WITH
                       ------------------------------------------------------------------------------------------------------
                         6        SHARED VOTING POWER
                                           5,959,790
                       ------------------------------------------------------------------------------------------------------
                         7        SOLE DISPOSITIVE POWER
                                           0
                       ------------------------------------------------------------------------------------------------------
                         8        SHARED DISPOSITIVE POWER
                                           5,646,958
-----------------------------------------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   5,959,790
-----------------------------------------------------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
          CERTAIN SHARES*
                                                                                                                   |-|
-----------------------------------------------------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                   56.2%
-----------------------------------------------------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*
                   CO
-----------------------------------------------------------------------------------------------------------------------------


                                  SCHEDULE 13G


Item 1(a).        Name of Issuer:

                  Target Logistics, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  112 East 25th Street, Baltimore, Maryland 21218

Item 2(a).        Names of Persons Filing:

                  This  Schedule  13G is  being  filed on  behalf  of all of the
                  following   Reporting  Persons,   pursuant  to  the  Agreement
                  attached hereto as Exhibit 1:

                  Wrexham Aviation Corp.
                  TIA, Inc.
                  Richard A. Swirnow
                  Caribbean Freight System, Inc.
                  Swirnow Airways Corp.

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                  112 East 25th Street, Baltimore, Maryland 21218

Item 2(c).        Citizenship:

                  Wrexham Aviation Corp.                    Delaware
                  TIA, Inc.                                 Delaware
                  Richard A. Swirnow                        USA
                  Caribbean Freight System, Inc.            Delaware
                  Swirnow Airways Corp.                     Delaware

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share

Item 2(e).        CUSIP Number:

                  876123 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable.

Item 4.           Ownership:

                  As  of  December  31,   1998,   the   following   shares  were
                  beneficially owned by the Reporting Persons:

                  Wrexham Aviation Corp.
                  (a)      Amount beneficially owned:                 5,959,790*
                  (b)      Percent of class:                              56.2%*
                  (c)      Number of shares as to which such person has:
                           (i)   Sole power to vote or to direct the vote:    0
                           (ii)  Shared power to vote or to direct the
                                 vote:                                5,959,790*
                           (iii) Sole power to dispose or to direct the
                                 disposition of:                               0
                           (iv)  Shared power to dispose or to direct the
                                 disposition of:                      5,646,958*

                  * Includes 2,144,458 shares which TIA, Inc. has the right to acquire as of December 31, 1998 by conversion of shares of the Issuer's Class A Preferred Stock and Class D Preferred Stock, and 200,000 shares which TIA, Inc. has the right to acquire as of December 31, 1998 by the exercise of Common Stock Purchase Warrants.

                  TIA, Inc.
                  (a)      Amount beneficially owned:                 5,959,790*
                  (b)      Percent of class:                              56.2%*
                  (c)      Number of shares as to which such person has:
                           (i)   Sole power to vote or to direct the
                                 vote:                                5,226,958*
                           (ii)  Shared power to vote or to direct the
                                 vote:                                   732,832
                           (iii) Sole power to dispose or to direct the
                                 disposition of:                      5,226,958*
                           (iv)  Shared power to dispose or to direct the
                                 disposition of:                         420,000

                  * Includes 2,144,458 shares which TIA, Inc. has the right to acquire as of December 31, 1998 by conversion of shares of the Issuer's Class A Preferred Stock and Class D Preferred Stock, and 200,000 shares which TIA, Inc. has the right to acquire as of December 31, 1998 by the exercise of Common Stock Purchase Warrants.

                  Richard A. Swirnow
                  (a)      Amount beneficially owned:                 5,959,790*
                  (b)      Percent of class:                              56.2%*
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the
                                    vote:                                      0
                           (ii)     Shared power to vote or to direct the
                                    vote:                             5,959,790*
                           (iii)    Sole power to dispose or to direct the
                                    disposition of:                            0
                           (iv)     Shared power to dispose or to direct the
                                    disposition of:                   5,646,958*

                    * Includes 2,144,458 shares which TIA, Inc. has the right to acquire as of December 31, 1998 by conversion of shares of the Issuer's Class A Preferred Stock and Class D Preferred Stock, and 200,000 shares which TIA, Inc. has the right to acquire as of December 31, 1998 by the exercise of Common Stock Purchase Warrants.

Item 4 (Ownership) - cont.

                  Caribbean Freight System, Inc.
                  (a)      Amount beneficially owned:                    420,000
                  (b)      Percent of class:                                5.1%
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the
                                    vote:                                420,000
                           (ii)     Shared power to vote or to direct the
                                    vote:                                      0
                           (iii)    Sole power to dispose or to direct the
                                    disposition of:                      420,000
                           (iv)     Shared power to dispose or to direct the
                                    disposition of:                            0

                  Swirnow Airways Corp.
                  (a)      Amount beneficially owned:                 5,959,790*
                  (b)      Percent of class:                              56.2%*
                  (c)      Number of shares as to which such person has:
                           (i)      Sole power to vote or to direct the
                                    vote:                                      0
                           (ii)     Shared power to vote or to direct the
                                    vote:                             5,959,790*
                           (iii)    Sole power to dispose or to direct the
                                    disposition of:                            0
                           (iv)     Shared power to dispose or to direct the
                                    disposition of:                   5,646,958*

                  * Includes 2,144,458 shares which TIA, Inc. has the right to acquire as of December 31, 1998 by conversion of shares of the Issuer's Class A Preferred Stock and Class D Preferred Stock, and 200,000 shares which TIA, Inc. has the right to acquire as of December 31, 1998 by the exercise of Common Stock Purchase Warrants.

Item 5.           Ownership of Five Percent or Less of a Class:

                  Not applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security
                  Being Reported on by the Parent Holding Company:

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  Not applicable.

Item 9.           Notice of Dissolution of Group:

                  Not applicable.

Item 10.          Certification:

                  Not applicable.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATE:  February 9, 1999

                                    WREXHAM AVIATION CORP.



                                    By:  /s/ Richard A. Swirnow
                                         -----------------------------
                                         Richard A. Swirnow, President


                                    TIA, INC.



                                    By:  /s/ Richard A. Swirnow
                                         -----------------------------
                                         Richard A. Swirnow, President


                                    CARIBBEAN FREIGHT SYSTEM, INC.



                                    By:  /s/ Richard A. Swirnow
                                         -----------------------------
                                         Richard A. Swirnow, President


                                    SWIRNOW AIRWAYS CORP.



                                    By:  /s/ Richard A. Swirnow
                                         -----------------------------
                                         Richard A. Swirnow, President


                                    /s/ Richard A. Swirnow
                                    ----------------------------------
                                    Richard A. Swirnow


C67647B.198

                                                         TARGET LOGISTICS, INC.
                                                                SCHEDULE 13G/A
                                                             (AMENDMENT NO. 2)
                                                                     EXHIBIT 1


                                    AGREEMENT

                  In accordance with Rule 13d-1(f)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, the undersigned parties hereby agree that the Schedule 13G to which this Agreement is an Exhibit shall be filed on behalf of each of the undersigned.

DATE:  February 9, 1999


                                        WREXHAM AVIATION CORP.



                                        By: /s/ Richard A. Swirnow
                                            -----------------------------
                                            Richard A. Swirnow, President


                                        TIA, INC.



                                        By: /s/ Richard A. Swirnow
                                            -----------------------------
                                            Richard A. Swirnow, President



                                        CARIBBEAN FREIGHT SYSTEM, INC.



                                        By: /s/ Richard A. Swirnow
                                            -----------------------------
                                            Richard A. Swirnow, President


                                        SWIRNOW AIRWAYS CORP.



                                        By: /s/ Richard A. Swirnow
                                            -----------------------------
                                            Richard A. Swirnow, President



                                        /s/ Richard A. Swirnow
                                        --------------------------------
                                        Richard A. Swirnow



C67647B.198